EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2003 Fourth-Quarter
and Year-End Financial Results

Announces other significant business developments and improving sales trends

GRAND RAPIDS, MICHIGAN--June 24, 2003--Spartan Stores, Inc., (NASDAQ: SPTN) today reported financial results for its fiscal 2003 fourth quarter and year ending March 29, 2003. The Company also announced other significant business developments and improving trends.

          Recent business developments include:

•

Craig C. Sturken was appointed President and Chief Executive Officer effective March 3, 2003. Craig brings extensive retail and distribution industry knowledge and specific insight into Spartan Stores' primary Michigan and Ohio markets. During his first 100 days, he has rapidly advanced the Company's key performance initiatives and had a major effect on the Company's marketing and merchandising efforts. He has put in place strong merchandising talent for key management positions. Dennis Eidson was hired as Executive Vice President of Merchandising and Marketing, Alan Hartline has joined Spartan as Vice President of Retail Merchandising, and Sally Lake is now Vice President of Distribution Merchandising.

•	The Company recently eliminated approximately 11 percent of its corporate staff, which is expected to reduce costs by up to $8 million annually commencing in the fiscal 2004 second quarter.

•

As part of its strategic planning and operational improvement efforts, the Company closed 13 under-performing Food Town stores in the fourth quarter. The Company previously announced the store closings along with plans to sell, close or convert the remaining 26 Food Town stores. During the first quarter of fiscal 2004, the Company entered into definitive sales agreements for 20 of the remaining 26 stores and is currently exploring options for the remaining six. Completion of the sales is contingent upon the satisfaction of contractual requirements and conditions. Proceeds from the transactions are expected to be approximately $25 million to $30 million and will be used to further reduce outstanding bank debt. Spartan Stores also consolidated its remaining Ohio distribution operations into its Michigan facilities during the fourth quarter. Operations of all Food Town stores, other stores closed during fiscal 2003 and the Ohio distribution facilities have been classified and reported as discontinued operations.

•

The convenience-store distribution segment has also been classified and reported as discontinued operations due to the previously announced sale of assets to The H.T. Hackney Company. The Company reduced long-term borrowings in mid June by approximately $29 million using net proceeds of that sale.

•

The Company's first-quarter sales trends have improved significantly. First-quarter retail comparable-store sales, excluding the discontinued Food Town operations, are projected to increase by approximately 0.7 percent. The improvement is due to the many operational changes implemented late in the fourth quarter, the closure of Food Town stores that competed with Pharm stores, and the timing of the Easter holiday (which accounted for approximately 1.8 percent of the increase). For the final 4-week period of the Company's fiscal 2004 first quarter, comparable-store sales are expected to be flat. Excluding costs associated with the retirement of its former Chief Executive Officer, the Company expects a return to consolidated operating profitability from continuing operations in the first quarter.

Consolidated net sales from continuing operations for fiscal 2003's 12-week fourth quarter decreased 4.4 percent to $475.6 million from $497.6 million in last year's fourth quarter. The sales decline was due to under-performing promotional programs in the retail segment, a weak industry sales environment, and the early Easter holiday in last year's fourth quarter.

Fourth-quarter grocery distribution sales declined 2.9 percent to $286.9 million from $295.6 million in fiscal 2002's fourth quarter. The decline was also a result of the general competitive and economic climate in the Company's Michigan market and the timing of the Easter holiday.

Fourth-quarter retail sales decreased 6.6 percent to $188.7 million from last year's $202.0 million and comparable-store sales declined 9.5 percent. The decline was due to the Easter holiday timing, carry-over merchandising programs that did not produce the desired results, and the continuing competitive environment. Also contributing to the decline was a strong customer response to going-out-of-business discounts at closing Food Town stores, which cannibalized sales at nearby Pharm store locations.

"Our fourth quarter results were disappointing, but do not reflect the numerous and substantial fundamental changes made to our business model beginning late in the fourth quarter," said Spartan Stores' President and Chief Executive Officer, Craig C. Sturken. "During the quarter, we continued to make steady progress reducing our working capital and long-term debt balance. Improvements in working capital and proceeds from non-core real estate sales and non-strategic business units have allowed us to significantly de-leverage our balance sheet.

Mr. Sturken continued, "We are very encouraged and pleased with the early retail sales results for our fiscal 2004 first quarter. These results indicate a positive sales trend and our store-level customer counts also continue to increase. These trends have continued through virtually all of our first-quarter reporting period, giving us confidence that our basic operational changes are producing the desired performance improvements. Our preliminary first-quarter sales are an important and promising indicator because it demonstrates swift progress despite the difficult competitive and economic climates. The preliminary sales results are only one facet of the improving trends in our business fundamentals. We are also making meaningful progress in our cost reduction and margin improvement initiatives. These initiatives are contributing to improving trends in our operating costs and profitability compared to the fourth quarter. We are very enthused with these results and appear to be on track to rapidly improve our financial and operational performance, including an expected return to operating profitability from our ongoing operations in the first quarter."

Gross margin for the fourth quarter declined 10 basis points to 17.2 percent from 17.3 percent in last year's fourth quarter as the Company continued reinvesting gross margin to preserve retail market share. Fourth-quarter selling, general, and administrative (SG&A) expense increased $2.5 million compared with the prior year period due to additional operating costs for three new stores opened in the third quarter, severance costs associated with the first phase of corporate staff reductions and increased advertising costs. The increase was partially offset by the absence of goodwill amortization of $0.8 million, which was in last year's fourth quarter. As a percentage of sales, SG&A expense rose to 18.2 percent compared with 16.9 percent for the corresponding period last year. The percentage increase was due principally to the previously discussed cost increases and a reduction in fixed cost leverage.

Net loss for the fourth quarter totaled $20.9 million, or $1.05 per diluted share, compared to a $5.0 million net loss, or $0.25 per diluted share, for the corresponding period last year. The fourth quarter loss included a loss from discontinued operations of $14.4 million, or $0.72 per diluted share, compared with a $3.4 million loss, or $0.17 per diluted share, in last year's fourth quarter. The fiscal 2003 fourth-quarter loss from discontinued operations included an after-tax, non-cash charge of $8.1 million related to asset impairments and exit costs for the closed Food Town stores and Ohio distribution center. Included in discontinued operations are the sold L&L/Jiroch and J.F. Walker convenience-store distribution operations, 54 retail stores that were closed during fiscal 2003 or are currently designated for sale or closure, the Ohio distribution operations, and the real estate and insurance business segments. The prior year's fourth-quarter discontinued operations' total has been reclassified for financial comparability.

For the 52-week fiscal 2003, the Company reported a loss from continuing operations of $34.0 million, or $1.71 per diluted share, on sales of $2.1 billion. The Company reported earnings from continuing operations of $12.8 million, or $0.65 per diluted share, on sales of $2.3 billion for fiscal 2002. Included in the fiscal 2003 net loss are non-cash charges of $47.7 million, or $1.56 per diluted share, for asset impairments and exits costs. Fiscal 2002's net earnings from continuing operations included $1.0 million, or $0.04 per diluted share, in asset impairment and exit costs.

Gross margin for fiscal 2003 declined 40 basis points to 17.4 percent from fiscal 2002's 17.8 percent. SG&A expense declined $8.9 million, or 2.4 percent, to $360.8 million for the year. As a percentage of sales, SG&A expense increased 50 basis points to 16.8 percent from last year's 16.3 percent.

Working capital reduction initiatives led to a decline of more than 23 percent in working capital needs as of March 29, 2003 compared to fiscal 2002's year end. Long-term debt, including current maturities, also declined by more than 31 percent to $220.4 million at March 29, 2003 compared to

$321.2 million at March 30, 2002. As of June 21, 2003, long-term debt, including the current maturities, was $167.6 million. This represents a 24 percent decline in the Company's outstanding borrowings since the fiscal 2003 year end.

Mr. Sturken continued, "It has been a difficult year for Spartan Stores and particularly disappointing because we fell well short of our original performance expectations. Nonetheless, we have been aggressively implementing new marketing and merchandising programs, making managerial and organizational changes, and developing new performance measuring and feedback systems that are leading to immediate and quantifiable performance improvements.

"We are working expeditiously to improve our financial and operational performance and as such, have established the following four primary organizational priorities:

•	Focus the organization on distribution and retail sales growth
•	Align our cost structure to industry standards
•	Strengthen our financial position by rationalizing under-performing assets
•	Restore retail profitability by turning category management into a disciplined way of life throughout the organization

"I am pleased to report that in less than four months, we have made marked progress on each of these priorities," concluded Mr. Sturken.

A telephone conference call to discuss the Company's fourth-quarter and year-end financial results is scheduled for 9:00 a.m. Eastern Time, Wednesday, June 25, 2003. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Grand Rapids, Michigan-based Spartan Stores, Inc., (NASDAQ:SPTN) is the nation's ninth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 77 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects," "anticipates," "projects," "plans," "believes," "estimates," "intends," or is "optimistic" or "confident", that a particular occurrence "will," "may," "could," "should," or "will likely" occur or that a particular event "will," "may," "should," "could" "is contingent upon," "is expected to" or "will likely" occur in the future or that there is a "trend" or "indications" toward, or "on track" toward a particular result or occurrence or similarly stated expectations. Accounting estimates, including but not limited to asset impairment charges, exit cost accruals and insurance loss reserves, are inherently forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail store performance; improve sales growth; increase gross margin; reduce operating cost structures; improve financial and operational performance; satisfy contractual requirements and conditions and complete store sales; sell assets that are held for sale on favorable terms; continue improving trends; continue to meet the requirements of our debt covenants; and implement the other programs, plans, strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, changes in economic conditions generally or in the markets and geographic areas that we serve and adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; and labor shortages or stoppages. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Fourth Quarter Ended (Unaudited)		Year Ended (Unaudited)
	(12weeks) March 29, 2003	(12weeks) March 30, 2002	(52 weeks) March 29, 2003	(52 weeks) March 30, 2002

Net sales	$475,602	$497,638	$2,148,067	$2,270,019
Cost of goods sold	393,931	411,544	1,774,350	1,865,334
Gross margin	81,671	86,094	373,717	404,685

Operating expenses
Selling, general and administrative	86,562	84,068	360,786	369,637
Provision for asset impairment and exit costs	310	1,030	47,711	1,030
Total operating expenses	86,872	85,098	408,497	370,667

Operating (loss) earnings	(5,201)	996	(34,780)	34,018

Non-operating expense (income)
Interest expense	5,389	4,350	18,125	17,975
Interest income	(165)	(213)	(696)	(1,582)
Other gains, net	(27)	(604)	(135)	(1,351)
Total non-operating expense, net	5,197	3,533	17,294	15,042

(Loss) earnings before income taxes, discontinued
operations and cumulative effect of a change in
accounting principle	(10,398)	(2,537)	(52,074)	18,976
Income taxes	(3,861)	(895)	(18,087)	6,222

(Loss) earnings from continuing operations	(6,537)	(1,642)	(33,987)	12,754

Loss from discontinued operations, net of tax	(14,380)	(3,383)	(52,968)	(2,907)

(Loss) earnings before cumulative effect of a
change in accounting principle	(20,917)	(5,025)	(86,955)	9,847

Cumulative effect of a change in accounting
principle (less provision for tax benefit of $6,223)	--	--	(35,377)	--

Net (loss) earnings	$(20,917)	$(5,025)	$(122,332)	$9,847

Basic and diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.33)	$(0.08)	$(1.71)	$0.65
Loss from discontinued operations	(0.72)	(0.17)	(2.66)	(0.15)
Cumulative effect of a change
in accounting principle	--	--	(1.78)	--
Net (loss) earnings	$(1.05)	$(0.25)	$(6.15)	$0.50

Weighted average number of shares outstanding:
Basic	19,999	19,765	19,896	19,549
Diluted	19,999	19,770	19,896	19,690

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 29, 2003 (Unaudited)	March 30, 2002 (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$23,306	$27,954
Marketable securities	1,705	10,370
Accounts receivable, net	70,747	84,533
Inventories	138,095	179,319
Other current assets	26,603	9,119
Property and equipment held for sale	54,684	1,892
Total current assets	315,140	313,187
Other assets
Goodwill, net	68,743	155,243
Deferred taxes on income	25,566	--
Other	26,785	25,738
Total other assets	121,094	180,981
Property and equipment, net	120,072	266,423
Total assets	$556,306	$760,591

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$112,181	$104,378
Accrued payroll and benefits	28,533	25,957
Insurance reserves	14,783	17,263
Accrued taxes	16,735	14,323
Other accrued expenses	17,807	9,687
Current maturities of long-term debt	36,594	25,948
Total current liabilities	226,633	197,556

Deferred taxes on income	--	14,490

Other long-term liabilities	36,224	21,840

Long-term debt	183,817	295,213

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 19,999 and 19,766 shares outstanding	116,388	115,722
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	--	--
Accumulated other comprehensive loss	(2,816)	(2,622)
(Accumulated Deficit) Retained earnings	(3,940)	118,392

Total shareholders' equity	109,632	231,492

Total liabilities and shareholders' equity	$556,306	$760,591

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)

	Fourth Quarter Ended (Unaudited)		Year Ended (Unaudited)
	(12weeks) March 29, 2003	(12weeks) March 30, 2002	(52 weeks) March 29, 2003	(52 weeks) March 30, 2002

Retail Segment:

Net sales	$188,692	$202,008	$880,494	$931,973
Non-cash asset impairment and exit costs	$310	$1,030	$47,711	$1,030
Operating (loss) earnings	$(7,303)	$(2,026)	$(51,745)	$17,605

Grocery Distribution Segment:

Net sales	$286,910	$295,630	$1,267,573	$1,338,046
Operating (loss) earnings	$2,102	$3,022	$16,965	$16,413